Exhibit 99.n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-229042 on Form N-2 of our report dated December 18, 2020, relating to the financial statements and financial highlights of Calamos Convertible Opportunities and Income Fund appearing in the Annual Report on Form N-CSR of Calamos Convertible Opportunities and Income Fund for the year ended October 31, 2020, and to the references to us under the headings “Financial Highlights” and “Experts” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 19, 2021